Exhibit 10.52

EMPLOYMENT AGREEMENT

     This Agreement is entered into by and between Computer Associates International, Inc. (the “Company”) and Pat Gnazzo (the “Employee”) as of January ___, 2005 (the “Effective Date”).

     1. Employment, Duties, Authority and Work Standards. The Company hereby agrees to employ the Employee as Senior Vice President of Business Practices and Chief Compliance Officer (“CCO”) and the Employee hereby accepts such positions and agrees to serve the Company in such capacities during the Employment Period (as defined below). The Employee shall report directly to the Company’s General Counsel and the Audit Committee of the Company’s Board of Directors (the “Board”). The Employee’s duties, responsibilities and authority shall be such duties, responsibilities and authority as are consistent with the above job titles and such other duties, responsibilities and authority as the General Counsel or Audit Committee shall from time to time specify. The Employee will (a) serve the Company (and such of its subsidiary companies as the Company may designate) faithfully, diligently and to the best of the Employee’s ability under the direction of the General Counsel and the Audit Committee, (b) devote his full working time and best efforts, attention and energy to the performance of his duties to the Company and (c) not do anything inconsistent with his duties to the Company.

     2. Laws; Other Agreements. The Employee represents that his employment hereunder will not violate any law or duty by which he is bound, and will not conflict with or violate any agreement or instrument to which the Employee is a party or by which he is bound.

     3. Sign-On Bonus. The Company shall pay the Employee a lump sum cash payment equal to $50,000 (the “Sign-On Bonus”). The Company shall pay the Sign-On Bonus no later than the first scheduled payroll date after the first 30 days of the Employment Period. Notwithstanding the foregoing, in the event that the Employee resigns within the first six months of the Employment Period or is terminated for Cause at any time during the Employment Period, the Employee shall be obligated to immediately repay to the Company the Sign-On Bonus.

     4. Compensation.

          (a) In consideration of services that the Employee will render to the Company, the Company agrees to pay the Employee, during the Employment Period, the sum of $300,000 per annum (less applicable withholdings) (the “Base Salary”), payable semi-monthly concurrent with the Company’s normal payroll cycle.

          (b) In addition to the Base Salary, during the Employment Period, the Employee shall have an opportunity to earn an annual cash bonus (“Annual Bonus”) under the Company’s Annual Performance Bonus program in accordance with Section 4.4 of the Incentive Plan; provided that, with respect to the fiscal year ending March 31, 2005, (i) the Employee’s Annual Performance Bonus target shall equal $150,000 and (ii) the Employee’s Annual Bonus shall be at least equal to $100,000 regardless of whether the performance objectives for such fiscal year are achieved, provided that he remains employed through the payment date of such Annual Bonus. Capitalized terms used in this paragraph and not defined are used as defined in the Incentive Plan.

          (c) Effective as of the Effective Date, the Employee shall be granted stock options to purchase 25,000 shares of the Company’s common stock (“Common Stock”), at an exercise price per share equal to the fair market value of a share of Common Stock (determined in accordance with the Company’s 2002 Incentive Plan, as amended (the “Incentive Plan”)) on the date of grant, pursuant and subject to the terms and conditions set forth in the Incentive Plan and the option grant agreement provided to the Employee. Such option grant agreement shall provide that the options shall become exercisable in three (3) equal annual installments commencing on the first anniversary of the grant date, provided the Employee remains employed through such anniversary; and

          (d) As soon as practicable after the Effective Date, the Company shall recommend to the Compensation and Human Resource Committee of the Board that, pursuant to the Incentive Plan, the Employee will be granted an award of 10,000 restricted shares (“Restricted Stock”) of Common Stock, subject to restrictions on transferability as set forth in the Incentive Plan and the

Restricted Stock grant agreement provided to the Employee. Such Restricted Stock grant agreement shall provide that the restrictions applicable to the Restricted Stock shall lapse in three (3) equal annual installments commencing on the first anniversary of the date of grant, provided the Employee remains employed through such anniversary.

          (e) During the Employment Period, the Employee shall also be eligible to receive long-term cash and/or equity incentive awards on a basis that is commensurate with the Employee’s position with the Company, in the Company’s discretion.

     5. Benefits and Perquisites. During the term of the Employee’s employment, the Employee shall be eligible to participate in all pension, welfare and benefit plans and perquisites generally made available to other senior employees of the Company.

          In addition, during the first eighteen (18) months following the Effective Date, the Company will provide the Employee, at the Employee’s election, with assistance to relocate from his current home to the Long Island, NY area in accordance with the Company’s then-effective relocation policy. In addition, in accordance with the terms and conditions of such relocation policy, the Company will provide the Employee with reasonable living accommodations in the Long Island, NY area for the first six (6) months of the Employment Period, provided that such period may be extended by mutual agreement of the parties.

     6. Termination; Termination Payments.

          (a) Unless the Employee’s employment shall sooner terminate for any reason pursuant to paragraph 7 of this Agreement, the “Employment Period” shall commence on the Effective Date and shall terminate on the third anniversary of the Effective Date.

          (b) In the event that the Employee’s employment is terminated during the Employment Period for any reason other than (i) by the Company for Cause (as defined in Appendix A), (ii) by the Employee for any reason (including pursuant to paragraph 6(c) of this Agreement) or (iii) as a result of the Employee’s death or disability (within the meaning of the Company’s long-term disability program then in effect), subject to the Employee’s execution and delivery of a valid and effective release and waiver in a form satisfactory to the Company, the Employee shall be entitled to his Base Salary, payable in installments on the Company’s regular payroll dates, for the period beginning on the Termination Date and ending on the later of (A) the third anniversary of the Effective Date or (B) the first anniversary of such Termination Date.

          (c) In the event that the Employee’s employment is terminated during the Employment Period by the Employee for “Good Reason,” subject to the Employee’s execution and delivery of a valid and effective release and waiver in a form satisfactory to the Company, the Employee shall be entitled to his Base Salary, payable in installments on the Company’s regular payroll dates, for the period beginning on the Termination Date and ending on the first anniversary of such Termination Date. The Employee shall have “Good Reason” if the Company causes the Employee to violate his ethical or professional obligations in connection with his duties and responsibilities to establish a comprehensive compliance and ethics program pursuant to his employment hereunder. In the event that the Employee and the Company disagree whether Good Reason exists, a final determination shall be made by a qualified third party, mutually agreed upon by the Employee and the Company. If the parties cannot agree on an acceptable third party, the determination shall be made by a panel of three independent persons, one appointed by Company, one appointed by Employee, and the third appointed by the other two persons. Reasonable fees for such person or persons shall be borne equally by the Employee and the Company.

          Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (i) if the Employee shall have consented to the event which Employee claims gives rise to a termination for Good Reason or (ii) unless the Employee shall have delivered a written notice to the Board within 30 days of his having knowledge of the occurrence of such event stating that he intends to terminate his employment for Good Reason and specifying the basis for such termination, and such event shall not have been cured within 90 days after receipt of such notice.

          (d) Notwithstanding anything herein to the contrary, upon the termination of the Employee’s employment for any reason, the rights of the Employee with respect to any shares of restricted stock or options to purchase Common Stock held by the Employee which, as of the Termination Date, have not been forfeited shall be subject to the applicable rules of the plan or agreement under which such restricted stock or options were granted as they exist from time to time. In addition, upon the termination of the Employee’s employment for any reason, the Company shall pay to the Employee his Base Salary through the Termination Date, plus any unused vacation time accrued through the Termination Date. Any vested benefits and other amounts that the Employee is otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company or any of its affiliates shall be payable in accordance with such employee benefit plan, policy, practice or program as the case may be, provided that the Employee shall not be entitled to receive any other payments or benefits in the nature of severance or termination pay.

          (e) In the event that the Employee resigns (other than pursuant to Section 6(c)), is terminated for Cause, dies or becomes disabled (within the meaning of the Company’s long-term disability program then in effect) during the Employment Period, no benefits shall be payable to the Employee under paragraphs 6(b) or (c) of this Agreement, but the terms and conditions of paragraph 6(d) shall remain in effect.

     7. No Duration of Employment. Notwithstanding anything else contained in this Agreement to the contrary, the Company and the Employee each acknowledge and agree that the Employee’s employment with the Company may be terminated by either the Company upon 30 days’ written notice to the Employee (subject to the provisions of paragraph 6 of this Agreement) or by the Employee upon 60 days’ written notice to the Company (subject to the provisions of paragraph 6 of this Agreement), at any time and for any reason, with or without cause; provided that this Agreement may be terminated for Cause immediately upon written notice from the Company to the Employee; and provided further that the Company may determine to waive all or part of the Employee’s 60 days’ notice period at its discretion. In addition, this Agreement shall automatically terminate upon Employee’s death or disability (determined in accordance with the Company’s practices and policies). Upon termination of the Employee’s employment for any reason whatsoever, the Company shall have no further obligations to the Employee other than those set forth in paragraph 6 of this Agreement. The effective date of the Employee’s termination of employment shall be referred to herein as the “Termination Date.”

     8. General.

          (a) Any notice required or permitted to be given under this Agreement shall be made either:

               (i) by personal delivery to the Employee or, in the case of the Company, to the Company’s principal office (“Principal Office”) located at One Computer Associates Plaza, Islandia, New York 11749, Attention: Senior Vice President – Human Resources, or

               (ii) in writing and sent by registered mail, postage prepaid, to the Employee’s residence, or, in the case of the Company, to the Company’s Principal Office.

          (b) This Agreement shall be binding upon the Employee and his heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any subsidiary or parent of the Company.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any action relating to this Agreement shall be brought exclusively in the state or federal courts of the State of New York, County of Suffolk.

          (d) This Agreement, the Employment and Confidentiality Agreement executed by the Employee on or about the Effective Date and the other documents referred to herein represent the entire agreement between the Employee and the Company related to the Employee’s employment and supersede any and all previous oral or written communications, representations or agreements related thereto. This Agreement may only be modified, in writing, jointly by the Employee and a duly authorized representative of the Company. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          (e) The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired and shall remain enforceable to the fullest extent permitted by law. In addition, waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

CAUTION TO EXECUTIVE: This Agreement affects important rights. DO NOT sign it unless you have read it carefully and are satisfied that you understand it completely.

COMPUTER ASSOCIATES INTERNATIONAL, INC.

/s/ Pat Gnazzo	By:	/s/ Paul Buonaiuto
Pat Gnazzo	Name: Paul Buonaiuto
12/8/04	Title: VP, Recruiting

Appendix A

     For purposes of this Agreement, “Cause” means any of the following:

          (1) The Employee’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties and responsibilities to the Company and its affiliates (the “Group”) under this Agreement (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee, which notice specifies in reasonable detail the manner in which the Company believes the Employee has not substantially performed his duties and responsibilities.

          (2) The Employee’s engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.

          (3) The Employee’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.

          (4) The Employee’s being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability).

          (5) The Employee’s breach of his fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give the Employee notice and a reasonable opportunity to cure.

          (6) The Employee’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Employee’s failure to waive attorney-client privilege relating to communications with his own attorney in connection with an Investigation shall not constitute “Cause”.

          (7) The Employee’s withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.

          (8) The Employee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Group under this Agreement, if (a) the disqualification, bar or loss continues for more than 30 days and (b) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Employee’s employment, he will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if his employment is not permissible, he will be placed on leave (which will be paid to the extent legally permissible).

          (9) The Employee’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Employment and Confidentiality Agreement executed by the Employee or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to the Employee by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.

          (10) The Employee’s violation of the Group’s (i) Workplace Violence Policy or (ii) policies on discrimination, unlawful harassment or substance abuse.

     For this definition, no act or omission by the Employee will be “willful” unless it is made by the Employee in bad faith or without a reasonable belief that his act or omission was in the best interests of the Group.

5